This Agreement (herein so called) is made and entered into as of the 23rd day of October, 2000, by and between Query Object Systems Corporation, a Delaware corporation (hereinafter referred to as "QO"), and JOSEPH M. VALLEY JR., (hereinafter referred to as "Valley").

            In consideration of the premises and of the mutual covenant hereinafter set forth, the parties hereto agree as follows:

         1. Employment, Duties and Acceptance. QO and Valley agree that Valley will be employed to render exclusive full-time services to QO as President and Chief Operating Officer from its offices located in Roslyn Heights, New York and, in connection therewith, to perform such duties that are consistent with such position as Valley shall reasonably be directed to perform by the Chairman and Chief Executive Officer of QO.

         2. Employment Period. The "Employment Period" as used herein shall be for a period of one(1) year from the effective date, hereof (the "Effective
Date"), subject to the termination provisions of sections 5.1 through 5.6 hereof.

         3. Compensation.

            3.1 Base Compensation. During the Employment Period, for all services rendered by Valley under this Agreement, QO shall pay Valley an Annual Base Salary of not less than $200,000, payable in accordance with the customary payroll policy of QO in effect at the time such payment is made (or as may otherwise be mutually agreed upon by the parties). This Annual Base Salary shall be subject to review and increase as appropriate on or before October 23 of each year in accordance with the salary review policies generally applicable to QO executives.

            3.2 Incentive Compensation. For Fiscal Years 2000 and 2001, Valley shall be eligible to receive incentive compensation of $10,000 per quarter based on achievement of objectives agreed to between Valley and the Chairman and CEO. This incentive will be guaranteed payable at 100% for the fourth quarter of 2000 and the first quarter 2001. Valley will also be eligible to receive a performance bonus based upon recorded revenues of QueryObject Systems Corporation (the "Plan"). This incentive will begin to be earned at 85% of Plan and is targeted at $60,000 (at 100% of

Plan) for 2001. The Plan will be agreed upon, in advance, between Valley and the Chairman and CEO and such Incentive Compensation will be in accordance with incentive compensation policies generally applicable to QO executives.

            3.3 Payment of Incentive Compensation Under Certain Circumstances. If Valley's employment shall terminate due to his death or disability, as defined in section 5.2 hereof, the incentive compensation as provided in section
3.2 for the year in which such termination shall have taken place shall be paid to Valley or his legal representative on a pro rata basis based on the number of days during such incentive year prior to the date of termination. Such incentive shall be based on the highest incentive award, on a pro rata basis, to be paid for the year of termination.

            3.4 Stock Options. Valley shall receive an initial grant to purchase 100,000 common shares of QO. Valley is also eligible for a performance grant targeted at 50,000 common shares of the Company (at 100% of Plan) based upon recorded revenues of QueryObject Systems Corporation for 2001. The performance grant will begin to be earned at 85% of Plan and will include levels, which if attained, would provide for a total of 100,000 common shares of the Company. The Plan will be agreed upon, in advance, between Valley and the Chairman and CEO.


         4. Benefits. Valley shall be entitled to such paid vacation, holidays, sick leave, and shall be eligible for participation in such group insurance, hospitalization, major medical, dental, disability insurance, profit sharing, pension, stock options, and other fringe benefit programs as those afforded officers of QO. In addition, QO understands that the location of Valley's primary residence represents a hardship in commuting to QO headquarters and therefore agrees to provide Valley with reasonable local living accommodations or commutation expense reimbursement.


         5. Termination.

            5.1 Termination upon Death. If Valley dies, this Agreement shall terminate, except that the representative of Valley's estate shall be entitled to receive the compensation herein provided for the month in which death occurs and the amount payable under section 3.3 hereof.

            5.2 Termination upon Disability. If Valley becomes physically or mentally disabled, whether totally or partially, so that Valley is unable substantially to perform his services hereunder for a period of six (6) consecutive months and so that Valley qualifies for benefits under QO long term disability plan, (Valley's disability for such period is herein referred to as "Disability"), QO may at any time after the last day of the six consecutive months of disability, by written notice to Valley, terminate the Valley's employment hereunder. Upon receipt of said written notice, Valley shall be entitled to receive the compensation herein provided for the month in which termination occurs and the amount payable under section 3.3 hereof.

            5.3 Termination by QO for Cause. If Valley willfully disregards his duties hereunder and such willful disregard shall not be discontinued within a reasonable period of time after written notice setting forth with specificity the facts upon which the claimed willful disregard of duties is based, QO may at any time by ninety days written notice to Valley terminate Valley's employment hereunder. Valley shall be entitled to receive accrued and unpaid salary to the date of termination.

            "Cause" shall mean:

            (i) Valley's failure to substantially perform his duties or responsibilities hereunder for a period of fifteen (15) days after written notice thereof from the Board setting forth in reasonable detail the respects in which QO believes that Valley has not substantially performed his duties or responsibilities hereunder or continued failure to substantially perform such duties or responsibilities for a period of thirty (30) days after such written notice;

            (ii) Valley personally engaging in knowing and intentional illegal conduct which is seriously injurious to QO or its affiliates;

            (iii) Valley being convicted of a felony, or committing an act of dishonesty or fraud against, or the misappropriation of property belonging to, QO or its affiliates;

            (iv) Valley knowingly and intentionally breaches in any material respect the terms of any confidentiality agreement or invention or proprietary information agreement QO;

            (v) Valley's commencement of employment with another employer while he is an Executive of QO, without QO's written consent.

            5.4 Termination by QO For Reasons Other than Death, Disability or Cause. If Valley's employment hereunder shall be terminated for reasons other than death, disability or the willful disregard of his duties, QO shall pay to Valley, in accordance with standard QO practices afforded to officers of QO , as liquidated damages and not as a penalty, the highest of an amount equal in the aggregate to an amount equal to one (1) times Valley's Annual Base Salary at the time of termination, less any amounts otherwise paid pursuant to this Agreement for Base Salary pursuant to Section 3.1.

         In addition, if in the event of a termination, Valley's stock options which are outstanding as of the date of termination shall become fully vested and exercisable in accordance with the Stock Option Plan.

         Valley will also receive the following benefit if in the event of a termination under this Section 5.4: (i) the company shall maintain in full force and effect for one year from the date of termination, or sooner, until Valley is employed in a full time capacity by another employer, all non cash employee benefit plans and programs in which Valley participated immediately prior to the date of termination provided that Valley's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Valley's participation in any such plan or program is barred, the company shall arrange to provide Valley with benefits substantially similar to those which Valley is entitled to receive under such plans and programs; (ii) Valley will be paid for any accrued any unused vacation; and (iii) outplacement services will be provided by a firm of Valley's choosing, providing services comparable to which would be provided for a comparable level to which Valley occupies at the time of separation.

            5.5 Termination by Valley for Material Breach or for Good Reason or for a Change in Control. Valley shall be entitled to terminate his employment with QO (i) if QO defaults or otherwise commits a breach of a material term or condition of this Agreement or (ii) for "Good Reason" as defined below or (iii) upon the occurrence of a "Change in Control."

            For purposes of this Agreement "Good Reason" shall mean any of the following:

            1. The assignment to Valley of any duties inconsistent with, or the reduction of powers or functions associated with Valley's position, title, duties, responsibilities and status with QO as set forth herein, or as later agreed upon by Valley and QO;

            2. Any removal of Valley from, or any failure to re-elect Valley to, any position(s) or office(s) Valley held immediately prior to such action;

            3. A reduction by QO in Valley's annual base salary;

            4. QO's transfer of Valley to another geographic location from this present office location, except for required travel on QO's business to an extent substantially consistent with Valley's business travel obligations immediately prior to the date hereof;

            5. The failure by QO to continue in effect any employee benefit plan, program or arrangement (including, without limitation QO's retirement plan, life insurance plan, medical insurance plan, disability plan, deferred compensation plan, or incentive plan) in which Valley is participating immediately prior to the date hereof (except that QO may institute or continue plans, programs or arrangements providing Valley with substantially similar benefits); the taking of any action by QO which would adversely affect Valley's participation in or materially reduce Valley's benefits under, any of such plans, programs or arrangements; the failure to continue, or the taking of any action which would deprive Valley of any material fringe benefit enjoyed by Valley immediately prior to the date hereof;

            6. The failure by the company to continue in effect any compensation plan provided by the company in which Valley participated on the date hereof which by itself, or in the aggregate, is material to Valley's total compensation unless there shall have been instituted a replacement or substitute plan providing comparable remuneration opportunities.

            For purpose of this Agreement, a "Change in Control" shall mean and shall be deemed to have occurred, if at any time during the Employment Period, directly or indirectly, in one or a series of transactions:

            1. Any person or group (as defined in Sections 13(d) and 14(d) or the Securities Exchange Act of 1934, as amended, (15 U.S.C. 78m(d) and 15 U.S.C. 78(d) other than the holders of record as of the effective date of this Agreement acquires:

                  (a) More than fifty (50%) percent of the outstanding common stock of QO or equivalent in voting power of any class or classes of outstanding securities of QO ordinarily entitled to vote in elections of directors;

                  (b) Irrevocable proxies representing more than fifty (50%) percent of any class of voting stock of QO;

                  (c) Any combination of voting stock and irrevocable proxies representing more than fifty (50%) percent of any class of voting stock of QO;

                  (d) The ability to control in any manner the election of a majority of the directors of QO;

            2. Any merger or consolidation of QO into or with another entity has occurred and the holders of a majority of the voting stock of the surviving entity shall not have been shareholders of QO immediately prior to such transaction; or

            3. Any transfer or sale of all or substantially all of the assets of QO has occurred.

            In the event that Valley elects to terminate his employment pursuant to this Paragraph 5.5, that termination will be deemed to be the equivalent for purposes of this Agreement to a "Termination by QO For Reasons Other than Death, Disability or Willful Disregard of Duties" within the meaning of Paragraph 5.4, and QO shall pay the amount provided for in Paragraph 5.4 as liquidated damages.

            5.6 Voluntary Termination by Valley. In the event Valley voluntarily terminates his employment with QO, Valley shall be entitled to receive accrued and unpaid salary to the date of termination.

         6. Indemnification. QO shall indemnify and defend Valley if Valley is made a party, or threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Valley is or was an officer or director of QO or any of its affiliates, in which capacity Valley is or was serving, against expenses (including reasonable attorneys'

fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by the general corporation law of the state of incorporation of QO, and any other applicable law, as from time to time in effect.

         7. Effective Date. This Agreement shall become effective on the signing of this Agreement.

         8. Other Provisions.

            8.1 Guarantee by QO. In consideration of the obligations undertaken hereunder by Valley, QO hereby guarantees and warrants that, in the event that QO fails to fulfill any of its obligations hereunder, QO will be jointly and severably liable to Valley for the payment of any damages incurred by Valley as a result of QO's nonperformance.

            8.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

            8.3 Waivers and Amendments. This Employment Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

            8.4 Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not effect any other provision of this Agreement not held so valid and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision together with all provisions of this Agreement shall to the full extent consistent with law continue in full force and effect.

            8.5 Governing Law. The parties hereto have relied on New York law in negotiating this Agreement, which has been negotiated, prepared and executed in New York, and it is expressly agreed that this Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

            8.6 Arbitration. Any controversy or claim arising out of, or relating to, this Agreement or the breach thereof, shall be promptly settled by arbitration in New York, New York in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. It is expressly understood that the arbitrator shall have the authority to grant legal and equitable relief, including both temporary restraints and preliminary injunctive relief to the same extent as could a court of competent jurisdiction, and that the arbitrator is empowered to order either side to fully cooperate in promptly resolving any controversies or claims under this Agreement. In the event that QO terminates Valley for cause as provided for in
Section 5.3, or in the event that QO contends (i) QO terminates Valley for cause as provided for in Section 5.3; or (ii) QO contends that a termination of employment by Valley which Valley contends was a Termination by Executive for Material Breach or for Good Reason or for a Change in Control within the meaning of Paragraph 5.5 hereunder was a Voluntary Termination by Executive within the meaning of Paragraph 5.6, and in the further event that Valley promptly initiates arbitration proceedings to contest that termination as not properly for a cause set forth in that Section 5.3, for a period of up to a maximum of six (6) months pending the outcome of that arbitration (notwithstanding the provisions of that Section 5.3), QO shall continue to pay to Valley the compensation provided under Section 3.1, and shall continue to provide to Valley the benefits set forth in Section 4, and, in turn, Valley shall not work on his own behalf or for any person, firm, corporation, trust, joint venture or partnership, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee or other consultant or in any other relationship or capacity; provided, however, that Valley may own, directly or indirectly, solely as an investment, securities of any person which are traded on any national securities exchange or in the over the counter market if Valley
(a) is not a controlling person of, or a member of a group which controls, such person or (b) does not, directly or indirectly own 1% or more of any class of securities of such person.

9.       Noncompete;Confidentiality

            (a)  If  Valley's  employment  terminates  by  reason  of  voluntary resignation (including an Involuntary Termination) or for Cause, Valley for a period of one (1) year after such termination, will not (i) solicit, accept or perform directly or indirectly any work with, nor will Valley, directly or indirectly, engage in, undertake planning for or organization of, or have any interest in (whether as an employee, officer, director, agent, security holder, consultant, investor or similar position) any individual, entity or organization that is engaged in the design, development, provision or sales and marketing of any products or services which directly compete with QO or its affiliates business, including, without limitation, any product for the creation, compression, storage, retrieval or analysis of relational databases or any other data warehousing, data mining and business intelligence products, or any products that Valley was directly engaged in with QO (collectively "Restricted Business"), or (ii) (A) solicit for employment or other engagement any person who is employed by QO or its affiliates or (B) induce or influence, any person who is employed by the Company or may be so employed by QO or its affiliates during the one year period following Valley's termination, to terminate his or her employment with QO, without prior written agreement of QO.

            (b) Valley agrees that during his employment with QO, he shall not engage in, own, manage or control, or participate in the ownership, management or control, directly or indirectly, of any person, firm, corporation or other entity engaged in a Restricted Business anywhere in the United States of America (the "Restricted Area"). Notwithstanding the foregoing, Valley may acquire shares representing not more than 5% of the outstanding securities of any publicly traded company engaged in the Restricted Business. The covenant not to compete contained in this Section 6 shall be construed as a series of separate covenant, one for each state. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, such unenforceable covenant shall be deemed deleted from this Agreement to the extent necessary to permit the remaining separate covenants not to compete included in this Section 6 to be enforced.

            (c) Any inventions, processes, methods, formulas, discoveries, concepts or ideas or expressions thereof ("Inventions"), whether or not subject to patent, copyright, trademark or service mark protection, and whether or not reduced to practice, conceived or developed by Valley, either solely or jointly, while employed by QO or within one (1) year following termination of such employment which relate to or result from the actual or anticipated business, research or investigation of QO or which are suggested by or result from any task assigned to or performed by Valley for QO shall be the sole and exclusive property of QO. Valley hereby assigns to QO and its assignees the entire right, title and interest in and to any Inventions. Valley without any additional consideration from QO shall sign such other documents as may be prepared by QO and provide other reasonable assistance to effect the foregoing.

            (d) Valley agrees to protect all of QO's Confidential Information as provided in this Agreement. (i) Confidential Information shall mean compensation data, employee lists, financial and legal information, marketing plans and strategies, pending projects and proposals, methods, concepts, skills, techniques, writings, cases, exercises, program outlines, business problems or issues, organizational charts or other information of possible use by a competitor; research and development, technological data, all proprietary and tradesecret information, actual and potential customer and vendor lists, documentation, software, know-how and information relating to the past, present or future business of Company or any plans relating to the foregoing and the confidential and proprietary information of third parties that do business with QO and learned during Valley's employment and shall include the physical or electronic embodiment of such information, including but not limited to written, computer or video materials, audio-visual aids, customer lists, contracts, reports, formats, manuals, memoranda and correspondence. This Agreement shall not apply to any Confidential Information after it becomes publicly available through no fault of Valley. (ii) Valley shall not use or disclose any of QO's Confidential Information without QO's prior written permission, except for publicly available information. Valley agrees to hold in confidence and not disclose to third parties, including QO, and not use for Valley's own or other's benefit, Confidential Information received from or about third parties under an obligation of confidentiality. To the extent that Valley lawfully receives Confidential Information of third parties in the course of Valley's employment with QO, Valley may use such third party Confidential Information for the benefit of QO. Valley agrees that he will not, without the written permission of QO, use QO's Confidential Information for any purpose other than in the course of his employment. (iii) Valley represents that he has no obligations or commitments inconsistent with this Agreement. (iv) Valley agrees to limit disclosure of QO's Confidential Information only to those other employees, agents, contractors and representatives of QO who reasonably require such information in the ordinary course of employment. Valley shall not discloseQO's Confidential Information to any third party and shall use all reasonable safeguards to prevent the unauthorized disclosure of such Confidential Information. (v) Upon termination of Employee's association with QO, Valley agrees to promptly return all materials containing QO's Confidential Information including all extracts and copies thereof, to QO and all personal property QO in his possession. (vi) Valley agrees that the remedy at law of QO would be inadequate as to any unauthorized use or disclosure of QO's Confidential Information by Valley and agrees that QO shall be entitled to preliminary and permanent injunctions in any court of competent jurisdiction to prevent such unauthorized use or disclosure by Valley.


            IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


      Query Object Systems Corp.

BY:   /s/
      ----------------------------


TITLE: Chairman & CEO                        /s/ Joseph M. Valley, Jr.
---------------------                        -------------------------
                                             JOSEPH M. VALLEY

DATE:________________________           DATE:_________________________